              [LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]


September 24, 1996

PRIVATE
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Board of Directors
First Federal Savings Bank of America
One North Main Street
Fall River, MA  02720

Board of Directors
FIRSTFED AMERICA BANCORP, INC.
One North Main Street
Fall River, MA  02720

Ladies and Gentlemen:

This letter constitutes our opinion as to certain state income tax consequences of the proposed conversion of First Federal Savings Bank of America (Bank) from a federally chartered mutual savings bank to a federally chartered stock savings bank followed by the acquisition of the Bank's capital stock by FIRSTFED AMERICA BANCORP, INC. (Holding Company), a Delaware corporation, pursuant to the plan of conversion (the "Conversion").

The opinions contained herein are based solely on the FACTS and REPRESENTATIONS stated in your letter dated September 24, 1996. All Section references are to the Internal Revenue Code of 1986, as amended (Code) and Massachusetts General Laws (MGL) as in effect as of the date of this opinion. If any of the FACTS and REPRESENTATIONS is not correct or complete, it is imperative that we be informed in writing as this could have a material adverse effect on our opinion.

                                 STATEMENT OF FACTS
                                 ------------------

First Federal Savings Bank of America, with an administrative office in Fall River, Massachusetts, is a federally chartered mutual savings bank. As a mutual savings bank, the Bank has never been authorized to issue stock. Instead, the proprietary interest in the reserves and undivided profits of the Bank belong to the deposit account holders of the Bank, hereinafter sometimes referred to as "depositors". A depositor of the Bank has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account in any liquidation proceeds distributed in the event the Bank
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Board of Directors
First Federal Savings Bank of America
September 24, 1996
Page 2

is ever liquidated. In addition, a depositor of the Bank is entitled to interest on his account balance as fixed and paid by the Bank.

Holding Company is a Delaware corporation recently organized by the Bank for the purpose of acquiring all of the capital stock of the Bank to be issued in the Conversion. Holding Company will have authorized capital stock consisting of 25 million shares of common stock ("Common Stock") and 1 million shares of preferred stock. Only Common Stock will be issued in connection with the Conversion. Holding Company will acquire the stock of the Bank in exchange for the greater of that portion of the net proceeds of the Offerings sufficient to increase the Bank's tangible capital to 10% of its total adjusted assets or up to 50% of the net proceeds from the Offerings.

                         DESCRIPTION OF THE CONVERSION
                         -----------------------------

In order to provide organizational and economic strength to the Bank, the Board of Directors has adopted a plan of conversion (the "Plan of Conversion") whereby the Bank will convert itself into a federally chartered stock savings bank (the "Converted Bank"), the stock of which will be held entirely by the Holding Company. In connection with the Conversion, the Holding Company will issue shares of its $0.01 par value Common Stock in Subscription and Community Offerings. It is anticipated that all such shares of Common Stock not subscribed for in the Subscription and Community Offerings will be offered to the general public in a Syndicated Community Offering.

The aggregate sales price of the Common Stock issued in the Conversion will be based on an independent appraiser's valuation of the estimated pro forma value of the Common Stock of the Converted Bank. The Conversion and sale of the Common Stock will be accomplished pursuant to the rules and regulations and will be subject to the approval of the Office of the Thrift Supervision, Department of the Treasury (the "OTS").

In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) depositors whose accounts in the Bank totalled $50 or more on June 30, 1995 ("Eligible Account Holders"), with a preference given to Eligible Account Holders residing in the counties of Bristol, Plymouth, Barnstable, Middlesex, Worcester, Hampden and Norfolk in the Commonwealth of Massachusetts and the counties of Bristol, Newport, Washington, Kent and Providence in the State of Rhode Island (the Bank's "Local Community"), ("Local Eligible Account Holders"); (2) the Employee Plans, including the ESOP;
(3) depositors whose eligible savings accounts in the Bank totalled $50 or more on September 30, 1996 ("Supplemental Eligible Account Holders"), with a preference given to Supplemental Eligible Account Holders residing in the Bank's Local Community ("Local Supplemental Eligible Account Holders"); and (4) other members of the Bank, consisting of depositors of the Bank as of _______________, 1996, the voting record date ("Voting Record Date") for the special meeting of members to vote on the
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Board of Directors
First Federal Savings Bank of America
September 24, 1996
Page 3

Conversion, and borrowers with loans outstanding as of ___________________ which continue to be outstanding as of the Voting Record Date, other than those members who otherwise qualify as Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"), with a preference given to Other members residing in the Bank's Local Community, ("Local Other Members"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

                                 REPRESENTATIONS
                                 ---------------

In connection with the proposed reorganization, the following representations have been made to us by you and we have relied on them as an integral assumption in reaching our conclusions:

     1) The value of the withdrawable deposit accounts plus interests in the liquidation account of the Converted Bank to be received under the Plan of Conversion will, in each instance, be equal to the value of the withdrawable deposit accounts (plus the related interest in the residual equity of the Bank) deemed to be surrendered in exchange therefor.

     2) If an individual's total deposits in the Bank equal or exceed $50 as of the Eligibility Record Date and/or the Supplemental Eligibility Record Date, then no amount of that individual's total deposits will be excluded from participation in the liquidation account. The value of the deposit accounts of the Bank which have a balance of less than $50 on the Eligibility Record Date or the Supplemental Eligibility Record Date is less than 1% of the total value of all deposit accounts of the Bank.

     3) Immediately following the Conversion, the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank will own all of the outstanding interests in the liquidation account and will own such interest solely by reason of their ownership of deposits in the Bank immediately before the Conversion.

     4) After the Conversion, the Converted Bank will continue the business of the Bank in the same manner as prior to the Conversion. The Converted Bank has no plan or intention and the Holding Company has no plan or intention to cause the Converted Bank to sell its assets other than in the ordinary course of business.

     5) The Holding Company has no plan or intention to sell, liquidate or otherwise dispose of the stock of the Converted Bank other than in the ordinary course of business.
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Board of Directors
First Federal Savings Bank of America
September 24, 1996
Page 4

     6) The Holding Company and the Converted Bank have no current plan or intention to redeem or otherwise acquire any of the Common Stock issued in the Conversion transaction.

     7) Immediately after the Conversion, the assets and liabilities of the Converted Bank will be identical to the assets and liabilities of the Bank immediately prior to the Conversion, plus the net proceeds from the sale of the Converted Bank's common stock to the Holding Company and any liability associated with indebtedness incurred by the Employee Plans in the acquisition of Common Stock by the Employee and/or Stock Plans.

     8) The Bank, Converted Bank and the Holding Company are corporations within the meaning of section 7701(a)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

     9) None of the shares of the Common Stock to be purchased by the depositor-employees of the Bank in the Conversion will be issued or acquired at a discount. However, shares may be given to certain Directors and employees as compensation by means of the Employee and/or Stock Plans that may be approved at the conversion or subsequently thereto. Compensation to be paid to such Directors and depositor-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     10) The value of the assets of the Bank, which will be transferred to Converted Bank in the Conversion, will equal or exceed the sum of the liabilities of the Bank which will be assumed by the converted Bank and any liabilities to which the transferred assets are subject.

     11) The Bank is not under the jurisdiction of a bankruptcy or similar court in any Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

     12) Upon the completion of the Conversion, the Holding Company will own and hold 100% of the issued and outstanding capital stock of the Converted Bank and no other shares of capital stock of the Converted Bank will be issued and/or outstanding. At the time of the Conversion, the converted Bank does not have any plan or intention to issue additional shares of its stock following the transaction. Further, no shares of preferred stock of the Converted Bank will be issued and/or outstanding.
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Board of Directors
First Federal Savings Bank of America
September 24, 1996
Page 5

     13) Upon the completion of the conversion, there will be no rights, warrants, contracts, agreements, commitments or understandings with respect to the capital stock of the converted Bank, nor will there be any securities outstanding which are convertible into the capital stock of the Converted Bank.

     14) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders, or others in lieu of (a) nontransferable subscription rights, or (b) an interest in the liquidation account of the converted Bank.

     15) Depositors will pay the expenses of the conversion solely applicable to them, if any. The Holding Company and the Bank will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to the Holding Company shareholders.

     16) The exercise price of the subscription rights received by the Bank's Eligible Account Holders, Supplemental Eligible Account Holders, and other holders of subscription rights to purchase Holding Company Common Stock will be equal to the value of the stock of the Holding Company at the time of the completion of the Conversion as determined by an independent appraisal.

     17) The proprietary interests of the Eligible Account Holders and the Supplemental Eligible Account Holders in the Bank arise solely by virtue of the fact that they are account holders in the Bank.

     18) There is no plan or intention for the Converted Bank to be liquidated or merged with another corporation following this proposed transaction.

     19) The liabilities of the Bank assumed by the Converted Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by the Bank in the ordinary course of its business and are associated with the assets transferred.

     20) The Bank currently has no net operating losses for federal tax purposes, and has no such losses available for carryover to future tax years. The Bank has neither generated nor carried forward a net operating loss for federal tax purposes in the past 5 tax years.

     21) If it becomes necessary for Holding Company to loan money to the ESOP, the money will be lent from a newly created subsidiary of Holding Company ("ESOP Loan Subsidiary").

Board of Directors
First Federal Savings Bank of America
September 24, 1996
Page 6
                                   DISCUSSION
                                   ----------

FINANCIAL INSTITUTION EXCISE TAX

Bank is a federally chartered mutual savings bank subject to the Massachusetts Financial Institution excise tax under MGL chapter 63, sections 1, 2, 2A, and 7. Holding Company will be a Delaware chartered corporation subject to Massachusetts excise tax under MGL chapter 63, section 39 or the excise imposed under MGL chapter 63, section 38B(b) if Holding Company is classified as a security corporation pursuant to that section. ESOP Loan Subsidiary will be a Massachusetts domestic corporation subject to the Massachusetts Financial Institution excise tax under MGL chapter 63, sections 1, 2, 2A and 7.

The Massachusetts Financial Institution excise tax provides that banks and certain corporations are taxed on net income as defined in MGL chapter 63, section 1, which provides that net income is equal to "gross income other than ninety-five percent of dividends received in any taxable year beginning on or after January first, nineteen hundred and ninety-nine from or on account of the ownership of any class of stock if the financial institution owns fifteen percent or more of the voting stock of the institution paying the dividend, less the deductions, but not the credits allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year. For taxable years beginning on or after January first, nineteen hundred and ninety-nine, the provisions of section 291 of said Code shall not apply; and the provisions of section 171(a)(2) and 265 of said Code shall only apply to the extent that the income to which the deductions relate is excludable from gross income. Deductions with respect to the following items, however, shall not be allowed except as otherwise provided:

     (a) dividends received, except as otherwise provided;

     (b) losses sustained in other taxable years; or

     (c) taxes on or measured by income, franchise taxes measured by net income, franchise taxes for the privilege of doing business and capital stock taxes imposed by any state."

Pursuant MGL chapter 63, section 1 for taxable years beginning on or after January 1, 1995 gross income "is defined under the provisions of the federal Internal Revenue Code, as amended and in effect for the taxable year, plus the interest from bonds, notes and evidences of indebtedness of any state, including the Commonwealth". Accordingly, a transaction that is non taxable for federal income tax purposes because it qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the federal Internal Revenue Code would also be non taxable for
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Board of Directors
First Federal Savings Bank of America
September 24, 1996
Page 7

Massachusetts Financial Institution excise tax purposes by reason of the fact that the federal treatment is controlling for Massachusetts purposes.

Although there is no case law nor regulations, announcements, or letter rulings issued by the Department of Revenue ("DOR") since the adoption of the revised definition of gross income, the DOR has issued numerous letter rulings regarding reorganizations under pre-1995 law. In several letter rulings, the DOR has ruled that no gain or loss should be recognized on transactions which qualify as reorganizations under Code section 368(a)./1/ Other letter rulings have been issued which exclude from Massachusetts gross income or loss resulting from the conversion of a mutual savings or cooperative bank to a stock savings or cooperative bank./2/

The letter rulings relating to the conversion from mutual to stock form of doing business specifically address the issue of whether the issuance of stock, under
Section 1032 of the Code, creates income to the issuer. In all of the rulings, the DOR stated that no gain or loss should be recognized on the receipt of money in exchange for shares of common stock./3/

Accordingly, no gain should be recognized by either Holding Company upon issuance of its shares to the public or by Bank upon issuance of its shares to Holding Company.

While the above rulings apply to pre-1995 tax law, the statutory definition of gross income under pre-1995 tax law was very broad to include gross income from all sources. Accordingly, the conclusions reached by these rulings would provide weight to our conclusion that a non taxable transaction for federal income tax purposes would also be non taxable for Massachusetts Financial Institution excise tax purposes.

CORPORATE EXCISE TAX

It is the intent of management of Holding Company to obtain classification as a Massachusetts Security Corporation under Massachusetts Chapter 63, Section 38B(b) for Massachusetts excise tax purposes. One of the requirements for obtaining classification as a Massachusetts Security Corporation is that the company be engaged "exclusively in buying, selling, dealing in, or holding securities its own behalf and not as a broker."/4/

Holding Company has been authorized to loan money to the ESOP plan to be used for the purchase of Holding Company stock. The lending of money is an impermissible activity for Massachusetts

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/1/ Massachusetts Letter Rulings 82-5, 83-53, 85-3, and 85-63.
/2/ Massachusetts Letter Rulings 84-11, 83-61 and 83-53.
/3/ Ibid.
/4/ MGL Chapter 63, Section 38(B).
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Board of Directors
First Federal Savings Bank of America
September 24, 1996
Page 8

Security Corporations/5/ and would result in disqualification as a Massachusetts Security Corporation. Such disqualification could result in additional taxes (net worth and/or income based) being incurred by Holding Company.

Management has represented to us that if it becomes necessary for the Holding Company to loan money to the ESOP plan, the Holding Company will create a newly formed subsidiary, ESOP Loan Subsidiary. ESOP Loan Subsidiary will then loan the money to the ESOP plan.

Massachusetts Letter Rulings 88-13 and 91-3 addressed the issues of whether bank holding companies and other corporations, respectively, were allowed to own wholly-owned subsidiaries and what there permissible activities would be. In both rulings, and particularly in the case of bank holding companies, corporations were given fairly broad powers to manage the investment in their wholly-owned subsidiaries provided they did not actually conduct a trade or business themselves.

Provided ESOP Loan Subsidiary is created in such a manner that the business of ESOP Loan Subsidiary can be managed by ESOP Loan Subsidiary and is not managed by Holding Company, the formation of ESOP Loan Subsidiary followed by the lending of money from ESOP Loan Subsidiary to the ESOP plan should not violate the requirements necessary to obtain and retain Massachusetts Security Classification status for Holding Company.

                                 OPINION
                                 -------

Accordingly, based upon the facts and representations stated herein, it is the opinion of KPMG Peat Marwick LLP regarding the Massachusetts income tax effect of the planned reorganization that:

     1). Provided that the Conversion qualifies as a tax-free reorganization within the meaning of section 368(a)(1)(F) of the Code, the Conversion will also qualify as a tax-free reorganization for Massachusetts excise tax purposes (Massachusetts Letter Rulings 84-11, 83-53 and 83-
          61).

     2). No gain or loss shall be recognized by the Converted Bank or the Holding Company on the receipt by the Converted Bank of money from the Holding Company in exchange for shares of the Converted Bank's capital stock or by the Holding Company upon the receipt of money from the sale of its Common Stock (Massachusetts Letter Ruling 87-11,
          Section 1032(a) of the Code).

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/5/ Massachusetts Directive 86-35.
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Board of Directors
First Federal Savings Bank of America
September 24, 1996
Page 9

     3). The basis of the assets of the Bank in the hands of the Converted Bank shall be the same as the basis of such assets in the hands of the Bank immediately prior to the Conversion (Massachusetts Letter Ruling 84-11, Section 362(b) of the Code).

     4). The holding period of the assets of the Bank in the hands of the Converted Bank shall include the period during which the Bank held the assets (Section 1223(2) of the Code and Massachusetts Letter Ruling 84-11).

     5). No gain or loss will be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank on the constructive issuance to them of withdrawable deposit accounts in the Converted Bank plus interests in the liquidation account of the Converted Bank in exchange for their deposit accounts in the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts (Massachusetts Letter Ruling 84-11 and Section 354(a) of the Code).

     6). Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company (Section 356(a) and Massachusetts Letter Ruling 84-11). Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a) and Massachusetts Letter Ruling 84-11). Eligible Account Holders and Supplemental Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Massachusetts Letter Ruling 84-11).

     7). The basis of the deposit accounts in the Converted Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and other depositors of the Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor (Section 358(a)(1) of the Code and Massachusetts Letter Rulings 84-11 and 83-61). The basis of the interests in the liquidation account of the Converted Bank to be received by the Eligible Account Holders of the Bank shall be zero (Massachusetts Letter Rulings 84-11 and 83-61). The basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof plus the fair market values, if any, of nontransferable subscription rights (Section 1012 of the Code and Massachusetts Letter Rulings 84-11 and 83-61). Accordingly, assuming the nontransferable subscription rights have no value, the basis of the Common Stock to the Eligible Account Holders and

Board of Directors
First Federal Savings Bank of America
September 24, 1996
Page 10

          Supplemental Eligible Account Holders will be the amount paid therefor. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code and Massachusetts Letter Ruling 84-11 and 83-61).

     8). Under MGL Chapter 63, Sections 1, 2 and 7, the Bank and the Converted Bank will be treated as the same savings bank and as if the Conversion had not occurred (Mssachusetts Letter Ruling 84-11). Accordingly:

          a) the part of the current taxable year of the Bank before the Conversion and the part of the current taxable year of the Converted Bank after the Conversion will constitute a single taxable year of the Converted Bank;

          b) the Converted Bank will succeed to and take into account the net operating income of the Bank as of the date of the Conversion;

          c) for the current taxable year, the Converted Bank may claim as a credit any estimated tax under MGL Chapter 63, Section 2 paid by the Bank prior to the Conversion.


     9). The lending of money from ESOP Loan Subsidiary to the ESOP plan will not prevent Holding Company from qualifying as a Massachusetts Security Corporation provided that Holding Company does not conduct any other activities deemed impermissible under MGL Chapter 63,
          Section 38B, and the various regulations, announcements and letter rulings issued by the Department of Revenue.

Our opinion under paragraph (6) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs (6) and (7) above assumes that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that you have received an opinion of Keller & Company that the subscription rights do not have any value. We express no view regarding the valuation of the subscription rights.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or the Converted Bank may be taxable on the distribution of the subscription rights.

Board of Directors
First Federal Savings Bank of America
September 24, 1996
Page 11


Our opinion assumes that the Conversion qualifies under Code Section 368(a) as a tax free reorganization. We understand that the federal tax opinion is being rendered by Muldoon, Murphy & Faucette, Attorneys at Law. We express no view regarding whether the Conversion qualifies as a tax free reorganization under the Code.

                                 CONCLUSION
                                 ----------

THE OPINIONS CONTAINED HEREIN ARE RENDERED ONLY WITH RESPECT TO THE SPECIFIC MATTERS DISCUSSED HEREIN AND WE EXPRESS NO OPINION WITH RESPECT TO ANY OTHER LEGAL, FEDERAL, STATE, OR LOCAL TAX ASPECT OF THESE TRANSACTIONS. THIS OPINION IS NOT BINDING UPON ANY TAX AUTHORITY INCLUDING THE MASSACHUSETTS DEPARTMENT OF REVENUE OR ANY COURT AND NO ASSURANCE CAN BE GIVEN THAT A POSITION CONTRARY TO THAT EXPRESSED HEREIN WILL NOT BE ASSERTED BY A TAX AUTHORITY.

IN RENDERING OUR OPINIONS WE ARE RELYING UPON THE RELEVANT PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, MASSACHUSETTS GENERAL LAWS AND THE REGULATIONS, JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS THEREOF, ALL AS OF THE DATE OF THIS LETTER.

HOWEVER, ALL OF THE FOREGOING AUTHORITIES ARE SUBJECT TO CHANGE OR MODIFICATION WHICH CAN BE RETROACTIVE IN EFFECT AND, THEREFORE, COULD ALSO AFFECT OUR OPINIONS. WE UNDERTAKE NO RESPONSIBILITY TO UPDATE OUR OPINION FOR ANY SUBSEQUENT CHANGE OR MODIFICATION.

Very truly yours,

KPMG PEAT MARWICK LLP

/s/ KPMG Peat Marwick LLP